Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

October 2, 2009

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Affinity Gold Corp. — SEC File No. 333-142890

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated September 30, 2009 of Affinity Gold Corp. and are in agreement with the statements about our firm contained in paragraphs two and three.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC